Exhibit 99.1

Guardion Health Sciences Announces Appointment of Former Neutrogena and Coca-Cola Executive Jan Hall

as President and Chief Executive Officer

Former President and Chief Executive Officer Bret Scholtes Resigning

to Pursue Other Business Opportunies

HOUSTON, TEXAS – May 30, 2023 (GLOBE NEWSWIRE) – Guardion Health Sciences, Inc. (Nasdaq: GHSI) (“Guardion” or the “Company”), a clinical nutrition company that offers a portfolio of science-based, clinically-supported products designed to support the health needs of consumers, healthcare professionals and providers and their patients, announced that Janet (“Jan”) Hall has been appointed as the Company’s new President and Chief Executive Officer. Ms. Hall is assuming these executive positions from Bret Scholtes, who has served in those positions since January 6, 2021. Mr. Scholtes is resigning effective June 9, 2023, and is also concurrently resigning from the Board of Directors of the Company. Ms. Hall will be officially starting with Guardion on June 19, 2023.

Jan Hall is a highly regarded veteran of big consumer health and consumables and brings an extensive array of commercial experience and accomplishments, including senior executive positions with blue-chip companies such as Johnson & Johnson, where she was President, North America of the Neutrogena Company, and The Coca-Cola Company, where she was SVP & General manager of Consumer Marketing. Jan started her marketing career at United Biscuits and Cadbury Schweppes, and moved into the consumer health sector with senior marketing roles at SmithKline Beecham (GlaxoSmithKline). Most recently, Jan was Chief Executive Officer of M2 Ingredients, a vertically integrated company with an FDA registered controlled environment facility that grows, processes and packages functional foods and nutritional products.

Robert Weingarten, Guardion’s Chairman of the Board of Directors, commented, “We are very excited to welcome Jan Hall to Guardion. Jan’s proven track record growing well-known consumer and healthcare brands, as well as extensive marketing and commercial experience, will be an enormous asset to the Company going forward, particularly at this stage in the development of Guardion’s business and focus on growth”.

Mr. Weingarten continued, “Jan has made major contributions in her previous positions, including increasing Neutrogena revenues by more than 60%, and launching new categories across all companies, including at-home dermatology, natural skin care, and sports performance drinks. Jan has also introduced new delivery formats such as Rx to OTC switch for the gastro-intestinal market, and new products and packaging, including nutrient-dense plant-based foods and combinations of medicinal mushrooms and botanicals”.

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Mr. Weingarten concluded, “We would like to express our sincere appreciation to Bret Scholtes for his efforts over the past two and one-half years in guiding the Company through a period of significant transformation. Under the direction of Mr. Scholtes, Guardion acquired and successfully integrated the Viactiv® branded product line in June 2021, which has provided us with a strong foundation in the clinical nutrition business. We wish Mr. Scholtes success in his new endeavor”.

Jan Hall, Guardion’s new President and Chief Executive Officer, commented, “I am delighted to be joining Guardion at this very important time. With the Company having just reported a 34% increase in revenue growth for the quarter ended March 31, 2023 as compared to the quarter ended March 31, 2022, I believe that there is a huge opportunity to work from this baseline to add significant value to Guardion’s core Viactiv® business by assembling and implementing a focused business strategy to increase revenue growth, improve profit margins, and develop complementary products and distribution channels”.

Additional information with respect to the aforementioned matters will be included in one or more Current Reports on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About Guardion Health Sciences, Inc.

Guardion Health Sciences, Inc. (Nasdaq: GHSI), is a clinical nutrition company that offers a portfolio of science-based, clinically supported products designed to support the health needs of consumers, healthcare professionals and providers and their patients. Information and risk factors with respect to Guardion and its business may be obtained in the Company’s filings with the SEC at www.sec.gov.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements contain information about our expectations, beliefs, plans or intentions regarding our product development and commercialization efforts, research and development efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “hopes” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing.

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These statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, and involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to fund its business plan, the impact of the Company’s exploration of strategic alternatives, any replacement and integration of new management team members, the implementation of new financial, management, accounting and business software systems, the identification and integration of possible acquisition targets and suitors, the impact of the Covid-19 pandemic, supply chain disruptions, inflation and a potential recession on the Company’s business, operations and the economy in general, the Company’s ability to successfully develop and commercialize its proprietary products and technologies, and the Company’s ability to maintain compliance with Nasdaq’s continued listing requirements.

Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

CORE IR

Scott Arnold

516-222-2560

scotta@coreir.com

Media Relations Contact:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

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